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                                                                    EXHIBIT 99.l

           [Letterhead of Morgan, Lewis & Bockius LLP appears here]


SAL Trust Preferred Fund I
1901 Sixth Avenue, Suite 2100
Birmingham, AL  35203

                RE:  SAL TRUST PREFERRED FUND I
                     REGISTRATION STATEMENT ON FORM N-2
                     (REGISTRATION NOS. 333-82195 AND 811-09421)


Ladies and Gentlemen:

         We are acting as counsel for SAL Trust Preferred Fund I (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 946,000 authorized but unissued units of beneficial interest ("Shares") no par value. In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that:

         (1) The Fund is validly existing as a business trust in good standing under the laws of the State of Delaware.

         (2) The Shares when issued and delivered by the Fund against payment of consideration will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit l to the Registration Statement and to the reference to us under the caption "LEGAL COUNSEL" in the prospectus contained in the Registration Statement.

                                       Very truly yours,

                                       MORGAN LEWIS & BOCKIUS LLP